Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD APPOINTS BRETT R. MEINSEN AS VICE PRESIDENT AND DIRECTOR OF FINANCE

Newport Beach, CA – January 8, 2007 – American Vanguard Corporation (NYSE: AVD), today announced that Brett R. Meinsen, CPA, has been appointed Vice President and Director of Finance, a newly created position.

Mr. Meinsen brings considerable experience in finance and administration, having worked 25 years in these functions, primarily in the manufacturing sector. Most recently, he served as Vice President, Finance and Administration for 10 years at Reinhold Industries, Inc., (Nasdaq:RNHDA) a manufacturer of composite products for aerospace, military and commercial markets, which is being acquired by an affiliate of The Jordan Company, L.P. Prior to that, Mr. Meinsen held finance positions of increasing responsibility over an 11-year period at Phillips Medical Systems, a manufacturer of diagnostic medical imaging equipment, at the end of which he was Director, Finance/Administration.

At American Vanguard, Mr. Meinsen will focus on preparing Securities and Exchange filings, maintaining the Company’s financial reporting systems, managing audits, and overseeing the tax function, among other responsibilities. James A. Barry will continue to serve as Senior Vice President, Chief Financial Officer and Secretary/Treasurer of the Company.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are very pleased to welcome Brett to American Vanguard. His extensive financial experience makes him an excellent addition to the team. Brett has the qualities we were seeking in order to enhance our finance team as we pursue continued growth, as well as ensure high quality and timely disclosures.”

Further, Mr. Barry stated, “I am excited about having a finance executive of Brett’s caliber on the team. As a growing company in an age of heightened public disclosure requirements, we believe it is important to invest in talented people and solid internal systems.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire and license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Loren G. Mortman
LMortman@equityny.com
(212) 836-9604

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